Exhibit 99.1

Methode Electronics, Inc. Reports Fiscal 2024 First Quarter Financial Results

Chicago, IL – September 7, 2023 – Methode Electronics, Inc. (NYSE: MEI), a leading global supplier of custom-engineered solutions for user interface, LED lighting and power distribution applications, today announced financial results for the first quarter of fiscal 2024 ended July 29, 2023.

Fiscal First Quarter 2024 Highlights

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Net sales were $289.7 million
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Electric and hybrid vehicle applications were 22 percent of net sales
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Net income was $0.9 million, or $0.02 per diluted share
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Adjusted net income was $2.0 million, or $0.06 per diluted share
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Company was awarded programs with expected annual sales of over $70 million

Management Comments

President and Chief Executive Officer Donald W. Duda said, “Methode had strong sales in the quarter led by Nordic Lights, commercial vehicle lighting solutions, and EV applications, and our new awards were solid at over $70 million. However, operational inefficiencies in our North American Auto operations caused mainly by labor and vendor issues led to planning deficiencies, inventory shortages, unrecoverable spot purchases and premium freight, and delayed shipments. These operational challenges, along with some accelerated expenses related to program launches, led to an earnings shortfall relative to our expectation for the quarter.”

Mr. Duda added, “These operational challenges have been identified and corrective action plans are already in place. The residual effects will also impact our second quarter and, along with significant further weakening in the e-bike market, are the primary drivers to our lowering of earnings guidance for the full year. However, we remain on track with the 20-plus new program launches that we previously announced. In addition, the award pipeline along with an expected rebound in the commercial vehicle, data center and e-bike markets continue to position us for significant organic sales and earnings growth in fiscal 2025 over fiscal 2024, and our guidance for fiscal 2025 remains unchanged.”

Consolidated Fiscal First Quarter 2024 Financial Results

Methode's net sales were $289.7 million, compared to $282.4 million in the same quarter of fiscal 2023. The acquisition of the Nordic Lights business contributed $21.2 million and favorable foreign currency translation contributed $0.5 million to the net sales increase. Unfavorably impacting net sales was $10.4 million in lower material spot buy and premium freight cost recovery. Excluding Nordic Lights, foreign currency, and cost recovery impacts, net sales were down 1.5% compared to the same quarter of fiscal 2023.

Income from operations was $3.8 million, compared to $21.8 million in the same quarter of fiscal 2023. The decrease was primarily due to higher selling and administrative expenses and lower gross profit. The higher selling and administrative expenses were primarily due to increased professional fees and outbound freight expense, while the lower gross profit was primarily due to operational inefficiencies, product sales mix, and continued material cost inflation. Adjusted income from operations, a non-GAAP financial measure, was $5.3 million, down from $21.8 million in the same quarter of fiscal 2023. The fiscal 2024 first quarter adjusted income from operations excluded expenses of $0.8 million for acquisition-related costs and $0.7 million of restructuring costs from the exit of Dabir Surfaces.

Other income, net was $0.0 million, compared to $4.1 million in the same quarter of fiscal 2023. There was no international government assistance in the quarter, while there was $4.1 million of international government assistance in the same quarter of fiscal 2023.

Income tax expense was $0.1 million, compared to $4.4 million in the same quarter of fiscal 2023. The effective tax rates for the periods were 10.0% and 17.0%, respectively. The lower effective tax rate was due to the mix of income relative to taxing jurisdictions.

Net income was $0.9 million or $0.02 per diluted share, compared to $21.5 million or $0.58 per diluted share in the same quarter of fiscal 2023. The fiscal 2024 first quarter’s net income included $1.1 million from the Nordic Lights acquisition and a favorable foreign currency impact of $0.2 million. Adjusted net income, a non-GAAP financial measure, was $2.0 million, or $0.06 per diluted share, compared to $21.5 million, or $0.58 per diluted share, in the same quarter of fiscal 2023. The fiscal 2024 first quarter adjusted net income excluded an expense of $0.6 million, or $0.02 per diluted share, for acquisition-related costs and $0.5 million, or $0.02 per diluted share, for restructuring costs.

EBITDA (Earnings Before Interest, Taxes, Depreciation and Amortization of Intangibles), a non-GAAP financial measure, was $17.8 million, compared to $38.2 million in the same quarter of fiscal 2023. Adjusted EBITDA, a non-GAAP financial measure, was $19.3 million, compared to $38.2 million in the same quarter of fiscal 2023. Adjusted EBITDA excluded expenses of $0.8 million for acquisition-related costs and $0.7 million related to restructuring costs.

Debt was $339.0 million at the end of the quarter, compared to $306.8 million at the end of fiscal 2023. Net debt, a non-GAAP financial measure defined as debt less cash and cash equivalents, was $191.1 million, compared to $149.8 million at the end of fiscal 2023. The increase in debt and net debt was mainly due to working capital investment and increased purchases of property, plant, and equipment.

Net cash used in operating activities was $5.6 million for the quarter, compared to net cash provided by operating activities of $12.7 million in the same quarter of fiscal 2023. Free cash flow, a non-GAAP financial measure defined as net cash provided by operating activities less purchases of property, plant, and equipment, was a negative $19.4 million, compared to a positive $3.1 million in the same quarter of fiscal 2023. The decrease was mainly due to lower net income and increased purchases of property, plant, and equipment.

Segment Fiscal First Quarter 2024 Financial Results

Comparing the Automotive segment's quarter to the same quarter of fiscal 2023,

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Net sales were $158.3 million, down from $176.6 million. The segment net sales were favorably impacted by $0.2 million of material spot buy and premium freight cost recovery, which compared to $9.1 million in the prior year quarter. Net of the cost recovery impacts, net sales decreased by $9.4 million or 5.6% mainly due to lower volume in North America related to the roll-off of a major program, partially offset by higher volume in Asia as compared to the prior year which was impacted by COVID-19 lockdowns.
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Loss from operations was $2.8 million, down from income from operations of $14.7 million. Foreign currency translation was an unfavorable $0.3 million. Income from operations was a negative 1.8% of net sales, down from a positive 8.3% primarily due to lower sales volume, operational inefficiencies in North America, and higher outbound freight expense.

Comparing the Industrial segment's quarter to the same quarter of fiscal 2023,

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Net sales were $115.4 million, up from $92.1 million. The acquisition of the Nordic Lights business contributed $21.2 million and favorable foreign currency translation contributed $0.5 million to the net sales increase. Unfavorably impacting net sales was $1.3 million in lower material spot buy and premium freight cost recovery. Net of the acquisition, foreign currency translation, and cost recovery impacts, net sales increased by $2.9 million or 3.2% driven by strength in lighting for commercial vehicles and in radio remote control devices.
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Income from operations was $24.2 million, up from $22.4 million. The acquisition of the Nordic Lights business contributed $2.2 million, and foreign currency translation was a favorable $0.2 million. Income from operations was 21.0% of net sales, down from 24.3% mainly due to product mix and higher selling and administrative expenses resulting from the Nordic Lights acquisition.

Comparing the Interface segment's quarter to the same quarter of fiscal 2023,

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Net sales were $15.2 million, up from $13.0 million. The increase was mainly due to higher demand for appliance and data solutions products.
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Income from operations was $2.9 million, up from $1.6 million. Income from operations was 19.1% of net sales, up from 12.3%. Both increases were mainly due to the higher sales volume.

Comparing the Medical segment's quarter to the same quarter of fiscal 2023,

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Net sales were $0.8 million, up from $0.7 million.
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Loss from operations was $2.2 million, compared to a loss of $1.5 million.
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In the first quarter of fiscal 2024, the discontinuation of the Dabir Surfaces, Inc. business (which accounts for all of the segment’s financial results) was announced. The company is currently executing a wind down process of the business, which is expected to be completed by approximately the end of fiscal 2024 in accordance with contractual and regulatory commitments.

Guidance

For fiscal 2024 second quarter, the company expects net sales to be in a range of $285 to $295 million and diluted earnings per share to be in a range of $0.08 to $0.13. The adjusted diluted earnings per share are expected to be in a range of $0.12 to $0.17, which excludes $0.04 for expected costs related to the discontinuation of Dabir Surfaces. The cost from operational inefficiencies experienced in the first quarter are expected to similarly impact the second quarter earnings and are expected to be resolved by the third quarter.

For fiscal 2024 full year, the company expects net sales to be in a range of $1,140 to $1,180 million, down from the previous range of $1,150 million to $1,200 million, and diluted earnings per share to be in a range of $0.80 to $1.00, down from the previous range of $1.55 to $1.75. The adjusted diluted earnings per share are expected to be in a range of $0.88 to $1.08, which excludes $0.06 for expected costs related to the discontinuation of Dabir Surfaces and $0.02 of acquisition costs related to the acquisition of Nordic Lights.

For fiscal 2025 full year, the company expects net sales to be in a range of $1,250 to $1,350 million and income from operations as a percentage of net sales to be in a range of 11% to 12%, both measures are unchanged from previous guidance.

The guidance does not include any new acquisition costs and is subject to change due to a variety of factors including potential customer work stoppages, supply chain disruptions, inflation, global economic instability, successful cost recovery actions, the successful launch of multiple new programs, the ultimate take rates on new EV programs, potential restructuring efforts, and potential impairments or divestitures.

Conference Call

The company will conduct a conference call and webcast to review financial and operational highlights led by its President and Chief Executive Officer, Donald W. Duda, and Chief Financial Officer, Ronald L. G. Tsoumas, today at 10:00 a.m. CDT.

To participate in the conference call, please dial 888-506-0062 (domestic) or 973-528-0011 (international) at least five minutes prior to the start of the event. A simultaneous webcast can be accessed through the company’s website, www.methode.com, on the Investors page.

A replay of the teleconference will be available shortly after the call through September 21, 2023, by dialing 877-481-4010 and providing passcode 48954. A webcast replay will also be available through the company’s website, www.methode.com, on the Investors page.

About Methode Electronics, Inc.

Methode Electronics, Inc. (NYSE: MEI) is a leading global supplier of custom-engineered solutions with sales, engineering and manufacturing locations in North America, Europe, Middle East and Asia. We design, engineer, and produce mechatronic products for OEMs utilizing our broad range of technologies for user interface, LED lighting system, power distribution and sensor applications.

Our solutions are found in the end markets of transportation (including automotive, commercial vehicle, e-bike, aerospace, bus, and rail), cloud computing infrastructure, construction equipment, and consumer appliance. Our business is managed on a segment basis, with those segments being Automotive, Industrial, Interface and Medical.

Non-GAAP Financial Measures

To supplement the company's financial statements presented in accordance with generally accepted accounting principles in the United States (“GAAP”), Methode uses Adjusted Net Income, Adjusted Earnings Per Share, Adjusted Income from Operations, Adjusted Selling and Administrative Expenses, Adjusted Selling and Administrative Expenses as a Percentage of Sales, EBITDA, Adjusted EBITDA, Net Debt and Free Cash Flow as non-GAAP measures. Reconciliation to the nearest GAAP measures of all non-GAAP measures included in this press release can be found at the end of this release. Methode's definitions of these non-GAAP measures may differ from similarly titled measures used by others. These non-GAAP measures should be considered supplemental to, and not a substitute for, financial information prepared in accordance with GAAP. The company believes that these non-GAAP measures are useful because they (i) provide both management and investors meaningful supplemental information regarding financial performance by excluding certain expenses and benefits that may not be indicative of recurring core business operating results, (ii) permit investors to view Methode's performance using the same tools that management uses to evaluate its past performance, reportable business segments and prospects for future performance (iii) are commonly used by other companies in our industry and provide a comparison for investors to the company’s performance versus its competitors and (iv) otherwise provide supplemental information that may be useful to investors in evaluating Methode.

Forward-Looking Statements

Litigation Reform Act of 1995 that reflect, when made, our current views with respect to current events and financial performance. Such forward-looking statements are subject to many risks, uncertainties and factors relating to our operations and business environment, which may cause our actual results to be materially different from any future results, expressed or implied, by such forward-looking statements. All statements that address future operating, financial or business performance or our strategies or expectations are forward-looking statements. In some cases, you can identify these statements by forward-looking words such as “may,” “might,” “will,” “should,” “expects,” “plans,” “intends,” “anticipates,” “believes,” “estimates,” “predicts,” “projects,” “potential,” “outlook” or “continue,” and other comparable terminology. Factors that could cause actual results to differ materially from these forward-looking statements include, but are not limited to, the following:

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Dependence on our supply chain, including semiconductor suppliers;
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Impact from pandemics, such as the COVID-19 pandemic;
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Dependence on the automotive and commercial vehicle industries;
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Impact from inflation;
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Dependence on a small number of large customers, including one large automotive customer;
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Risks relating to our use of requirements contracts;
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Failure to attract and retain qualified personnel;
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Risks related to conducting global operations;
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Potential work stoppages;
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Dependence on the availability and price of materials;
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Timing, quality and cost of new program launches;
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Ability to compete effectively;
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Ability to withstand pricing pressures, including price reductions;
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Our lengthy sales cycle;
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Ability to successfully benefit from acquisitions and divestitures;
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Impact from production delays or cancelled orders;
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Investment in programs prior to the recognition of revenue;
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Electric vehicle ("EV") adoption rates;
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Ability to withstand business interruptions;
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Breaches to our information technology systems or service interruptions;
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Ability to keep pace with rapid technological changes;
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Ability to protect our intellectual property;
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Costs associated with environmental, health and safety regulations;
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International trade disputes resulting in tariffs and our ability to mitigate tariffs;
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Impact from climate change and related regulations;
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Ability to avoid design or manufacturing defects;
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Ability to remediate a material weakness in our internal control over financial reporting;
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Recognition of goodwill and other intangible asset impairment charges;
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Ability to manage our debt levels and any restrictions thereunder;
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Interest rate changes and variable rate instruments;
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Currency fluctuations;
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Adjustments to compensation expense for performance-based awards;
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Timing and magnitude of costs associated with restructuring activities;
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Income tax rate fluctuations; and
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Judgments related to accounting for tax positions.

Additional details and factors are discussed under the caption “Risk Factors” in our Annual Report. New risks and uncertainties arise from time to time, and it is impossible for us to predict these events or how they may affect us. Any forward-looking statements made by us speak only as of the date on which they are made. We are under no obligation to, and expressly disclaim any obligation to, update or alter our forward-looking statements, whether as a result of new information, subsequent events or otherwise.

For Methode Electronics, Inc.

Robert K. Cherry

Vice President, Investor Relations

rcherry@methode.com

+1-708-457-4030

METHODE ELECTRONICS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME (unaudited)

(in millions, except per-share data)

	Three Months Ended
	July 29, 2023	July 30, 2022
Net sales	$289.7	$282.4

Cost of products sold	235.7	220.6

Gross profit	54.0	61.8

Selling and administrative expenses	44.5	35.3
Amortization of intangibles	5.7	4.7

Income from operations	3.8	21.8

Interest expense, net	2.8	—
Other income, net	—	(4.1)

Pre-tax income	1.0	25.9

Income tax expense	0.1	4.4
Net income	0.9	21.5
Net income attributable to redeemable noncontrolling interest	—	—

Net income attributable to Methode	$0.9	$21.5

Basic and diluted income per share attributable to Methode:
Basic	$0.03	$0.59
Diluted	$0.02	$0.58

Cash dividends per share	$0.14	$0.14

METHODE ELECTRONICS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS (unaudited)

(in millions, except share and per-share data)

	July 29, 2023	April 29, 2023
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$147.9	$157.0
Accounts receivable, net	300.8	314.3
Inventories	175.6	159.7
Income tax receivable	13.4	12.9
Prepaid expenses and other current assets	19.8	20.5
Total current assets	657.5	664.4
Long-term assets:
Property, plant and equipment, net	225.2	220.3
Goodwill	302.5	301.9
Other intangible assets, net	251.3	256.7
Operating lease right-of-use assets, net	29.5	28.4
Deferred tax assets	33.7	33.6
Pre-production costs	38.9	36.1
Other long-term assets	35.5	37.7
Total long-term assets	916.6	914.7
Total assets	$1,574.1	$1,579.1

LIABILITIES, REDEEMABLE NONCONTROLLING INTEREST AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$131.9	$138.7
Accrued employee liabilities	26.7	36.7
Other accrued liabilities	33.7	34.5
Short-term operating lease liabilities	6.9	6.8
Short-term debt	3.2	3.2
Income tax payable	6.0	8.1
Total current liabilities	208.4	228.0
Long-term liabilities:
Long-term debt	335.8	303.6
Long-term operating lease liabilities	22.4	21.8
Long-term income tax payable	16.7	16.7
Other long-term liabilities	17.1	14.3
Deferred tax liabilities	41.4	41.8
Total long-term liabilities	433.4	398.2
Total liabilities	641.8	626.2
Redeemable noncontrolling interest	0.9	11.1
Shareholders' equity:
Common stock, $0.50 par value, 100,000,000 shares authorized, 37,356,156 shares and 37,167,375 shares issued as of July 29, 2023 and April 29, 2023, respectively	18.7	18.6
Additional paid-in capital	182.5	181.0
Accumulated other comprehensive loss	(23.1)	(19.0)
Treasury stock, 1,346,624 shares as of July 29, 2023 and April 29, 2023	(11.5)	(11.5)
Retained earnings	764.8	772.7
Total shareholders' equity	931.4	941.8
Total liabilities, redeemable noncontrolling interest and shareholders' equity	$1,574.1	$1,579.1

METHODE ELECTRONICS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS (unaudited)

(in millions)

	Three Months Ended
	July 29, 2023	July 30, 2022
Operating activities:
Net income	$0.9	$21.5
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	14.0	12.3
Stock-based compensation expense	2.6	4.0
Change in cash surrender value of life insurance	0.6	0.2
Amortization of debt issuance costs	0.2	0.2
Impairment of long-lived assets	0.6	—
Change in deferred income taxes	(0.5)	(1.8)
Changes in operating assets and liabilities:
Accounts receivable	11.5	(11.9)
Inventories	(16.5)	(17.4)
Prepaid expenses and other assets	(2.3)	(4.3)
Accounts payable	(5.7)	10.5
Other liabilities	(11.0)	(0.6)
Net cash (used in) provided by operating activities	(5.6)	12.7

Investing activities:
Purchases of property, plant and equipment	(13.8)	(9.6)
Net cash used in investing activities	(13.8)	(9.6)

Financing activities:
Taxes paid related to net share settlement of equity awards	(3.8)	(0.5)
Repayments of finance leases	(0.1)	(0.1)
Purchases of common stock	—	(11.9)
Cash dividends	(5.3)	(5.0)
Purchase of redeemable noncontrolling interest	(10.2)	—
Proceeds from borrowings	42.0	—
Repayments of borrowings	(10.1)	(3.3)
Net cash provided by (used in) financing activities	12.5	(20.8)
Effect of foreign currency exchange rate changes on cash and cash equivalents	(2.2)	(1.9)
Decrease in cash and cash equivalents	(9.1)	(19.6)
Cash and cash equivalents at beginning of the period	157.0	172.0
Cash and cash equivalents at end of the period	$147.9	$152.4

Supplemental cash flow information:
Cash paid during the period for:
Interest	$3.0	$0.8
Income taxes, net of refunds	$2.2	$5.6
Operating lease obligations	$2.3	$1.9

METHODE ELECTRONICS, INC. AND SUBSIDIARIES

RECONCILIATION OF NON-GAAP MEASURES (Unaudited)

(in millions)

	Three Months Ended
	July 29, 2023	July 30, 2022
EBITDA:
Net income	$0.9	$21.5
Income tax expense	0.1	4.4
Interest expense, net	2.8	—
Amortization of intangibles	5.7	4.7
Depreciation	8.3	7.6
EBITDA	17.8	38.2
Acquisition costs	0.5	—
Acquisition-related costs - purchase accounting adjustments related to inventory	0.3	—
Restructuring costs	0.7	—
Adjusted EBITDA	$19.3	$38.2

	Three Months Ended
	July 29, 2023	July 30, 2022
Free Cash Flow:
Net cash (used in) provided by operating activities	$(5.6)	$12.7
Purchases of property, plant and equipment	(13.8)	(9.6)
Free cash flow	$(19.4)	$3.1

	July 29, 2023	April 29, 2023
Net Debt:
Short-term debt	$3.2	$3.2
Long-term debt	335.8	303.6
Total debt	339.0	306.8
Less: cash and cash equivalents	(147.9)	(157.0)
Net debt	$191.1	$149.8

METHODE ELECTRONICS, INC. AND SUBSIDIARIES

RECONCILIATION OF NON-GAAP MEASURES (Unaudited)

(in millions, except per share data)

Reconciliation of Non-GAAP Financial Measures for the Three Months Ended July 29, 2023

	U.S. GAAP (as reported)	Acquisition costs	Purchase accounting adjustments related to inventory	Restructuring costs	Non-U.S. GAAP
Gross profit	$54.0	$—	$0.3	$0.6	$54.9
Gross margin (% of net sales)	18.6%	n/a	0.1%	n/a	19.0%
Selling and administrative expenses	$44.5	$(0.5)	$—	$(0.1)	$43.9
Selling and administrative expenses (% of net sales)	15.4%	(0.2)%	n/a	—%	15.2%
Income from operations	$3.8	$0.5	$0.3	$0.7	$5.3
Net income	$0.9	$0.4	$0.2	$0.5	$2.0
Diluted earnings per share	$0.02	$0.01	$0.01	$0.02	$0.06

Reconciliation of Non-GAAP Financial Measures for the Three Months Ended July 30, 2022

	U.S. GAAP (as reported)	Acquisition costs	Purchase accounting adjustments related to inventory	Restructuring costs	Non-U.S. GAAP
Gross profit	$61.8	$—	$—	$—	$61.8
Gross margin (% of net sales)	21.9%	n/a	n/a	n/a	21.9%
Selling and administrative expenses	$35.3	$—	$—	$—	$35.3
Selling and administrative expenses (% of net sales)	12.5%	n/a	n/a	n/a	12.5%
Income from operations	$21.8	$—	$—	$—	$21.8
Net income	$21.5	$—	$—	$—	$21.5
Diluted earnings per share	$0.58	$—	$—	$—	$0.58